                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                             (Amendment No. __)/1/


                         Interplay Entertainment Corp.
-------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  460615 10 7
-------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 1998
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]     Rule 13d-1(b)
[   ]     Rule 13d-1(c)
[ X ]     Rule 13d-1(d)


                        (Continued on following pages)
                               Page 1 of 6 Pages

----------------------
        /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
CUSIP No.  460615 10 7                13G                  Page 2 of 6 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Seagram Company Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [_]
                                                                (B) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4    Canada

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    4,658,216

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    4,658,216

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9       4,658,216
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
         Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       25.5

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12       HC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
CUSIP No.  460615 10 7                13G                  Page 3 of 6 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Universal Studios, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [_]
                                                                (B) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware Corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    4,658,216

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    4,658,216

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9       4,658,216
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
         Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       25.5

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12       CO

------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

     Interplay Entertainment Corp.

Item 1(b). Address of Issuer's Principal Executive Offices:

     16815 Von Karman Avenue
     Irvine, CA 92606

Item 2(a). Name of Persons Filing:

Item 2(b). Address of Principal Business Office:

Item 2(c). Citizenship:

     The Seagram Company Ltd.
     1430 Peel Street
     Montreal, Quebec Canada H3A 1S9
      Canada Corporation

     Universal Studios, Inc.
     100 Universal City Plaza
     Universal City, CA 91608
      Delaware Corporation

Item 2(d). Title of Class of Securities:

     Common Stock

Item 2(e). CUSIP Number:

     460615 10 7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) [ ]   Broker or Dealer registered under Section 15 of the Act.

     (b) [ ]   Bank as defined in Section 3(a)(6) of the Act.

     (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the Act.

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

     (e) [ ] An investment advisor registered in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [ ]   Group in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.    [ ]

Item 4.  Ownership

     The following applies to The Seagram Company Ltd. and its majority owned subsidiary Universal Studios, Inc.:

     (a) Amount Beneficially Owned: 4,658,216

     (b) Percent of Class:  25.5

     (c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote: 0

          (ii)  shared power to vote or to direct the vote: 4,658,216

          (iii) sole power to dispose or direct the disposition of: 0

          (iv) shared power to dispose or to direct the disposition of: 4,658,216

Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not Applicable

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable

Item 9.   Notice of Dissolution of Group.

          Not Applicable

Item 10.  Certification.

          Not Applicable



                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 4th day of March, 1999


UNIVERSAL STUDIOS, INC.                       THE SEAGRAM COMPANY LTD.


By: /s/ Karen Randall                         By: /s/ Daniel Paladino
   ---------------------------------------       ------------------------------
    Karen Randall                                 Daniel Paladino
    Sr. Vice President and General Counsel        Executive Vice President